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WISCONSIN PUBLIC SERVICE CORPORATION AND SUBSIDIARY	                                EXHIBIT A-2
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1999
(Thousands)

	                                    Wisconsin
	                                      Public   	 WPS   			Consolidated
	                                     Service       Leasing,	 Eliminations	  Statement
	                                   Corporation	Inc.   	Debit	Credit	  of Income
	                                   -----------     -------	-----	------	------------

Retained Earnings (1/1/99)
   Wisconsin Public Service Corporation	$284,726 	$  - 	  $ -	  $  -	   $284,726
   WPS Leasing, Inc.	                             - 	(507)	    -	   507	          -

Net Income		                        70,215 	(120)	    -	   120	     70,215
	                                      ------- 	----  	   --	   ---	    -------
	                                      354,941 	(627)	    -	   627	    354,941
	                                      ------- 	---- 	   --	   ---	    -------

Dividends Declared
   Dividends on preferred stock	          3,111	   -  	    -	     -	      3,111
   Dividends on common stock		         87,908	   -  	    -	     -	     87,908
	                                      ------- 	----  	   --	   ---	    -------
Retained Earnings (12/31/99)		       $263,922      $(627)	  $ -	  $627	   $263,922
	                                      ======= 	==== 	   ==	   ===	    =======
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